[Letterhead of Extendicare Health Services, Inc.]
November 10, 2006
Assisted Living Concepts, Inc.
111 West Michigan Street
Milwaukee, WI 53203
Attention: Laurie A. Bebo, President
Re: Agreement for Reimbursement Services
Dear Ms. Bebo:
This letter shall serve as the agreement (the “Agreement”) between Extendicare Health Services, Inc., a Delaware corporation, Milwaukee, Wisconsin (“EHSI”) and Assisted Living Concepts, Inc., a Nevada corporation, Milwaukee, Wisconsin (“ALC”) relating to the provision of certain specific reimbursement services to ALC by EHSI.
1.	EHSI, through its Reimbursement Services Department, shall provide to ALC the specific reimbursement services described on Exhibit A, attached hereto and incorporated herein by reference (the “Reimbursement Services” or “Services”). Additional Reimbursement Services shall be provided at the request of ALC at the hourly rates set forth in Exhibit A. These Reimbursement Services do not include the actual preparation of the Texas or other cost reports. The Reimbursement Services only provide that EHSI shall provide advice to ALC to enable ALC personnel to prepare the cost reports, to review the cost reports for accuracy, to co-sign the report (as a authorized), and to respond to questions on cost reports for those specific cost reports years for which ALC has engaged EHSI to perform the Services.

2.	ALC will engage EHSI to perform the Services for a defined cost report year. For example, ALC will engage EHSI to provide services for the Texas 2006 Cost Reports that have a fiscal year end of August 31, 2006. The term of this Agreement shall commence on the date ALC becomes an independent, public company (the “Commencement Date”) and expire prior to the commencement of the next cost report year being August 31, 2007, unless extended or terminated pursuant hereto...

3.	ALC shall not have the right to terminate this Agreement.

4.	ALC shall have the option to extend the Term of this Agreement for one additional period of twelve months upon written notice provided no later than three (3) months prior to the commencement of the next cost report year, being August 31st. The extended term shall be on the same terms, covenants and conditions except the Annual Fee shall be $20,600.00 for the one year renewal term.

5.	ALC shall pay EHSI the total amount of Twenty Thousand and 00/100 Dollars ($20,000.00) (the “Fee”) for the Reimbursement Services for the Initial Term. The payment shall be paid no later than 30 days after filing of the Texas Cost reports. The payment of the Fee shall be made without notice, demand or setoff to EHSI by wire transfer or delivery on such dates, time being of the essence.

6.	The parties acknowledge EHSI is acting solely as an independent contractor in the performance of the Services. EHSI shall keep any and all information and documentation provided to EHSI by ALC in the performance of this Agreement confidential. EHSI shall comply with any and all laws and regulations in the performance of the Services and shall indemnify and hold ALC harmless from any liability resulting from the delivery of the Services.

7.	Until the expiration of five (5) years after the furnishing of all Services pursuant to this Agreement, upon written request EHSI shall make available, to any governmental agency having jurisdiction, this Agreement, and the books, documents and records of EHSI that are necessary to certify the nature and extent of the costs incurred by EHSI in the performance of this Agreement; and, if EHSI carries out any of the duties of the Agreement through a subcontract, with a value or cost of Ten Thousand and 00/100 Dollars ($10,000.00)or more over a twelve-(12) month period, with a Related Organization (as that term is defined by regulation), such subcontract shall contain a clause to the effect that until the expiration of five (5) years after the furnishing of such subcontracted services, the Related Organization shall make available, upon written request to such governmental agency, such subcontract, and any books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

8.	The parties shall each execute an original of the Business Associate Agreement attached hereto as Exhibit B (the “Business Associate Agreement”), which is required pursuant to the Health Insurance Portability and Accountability Act of 1996, Public Law Number 104-191 (“HIPAA”) and the regulations promulgated by the U.S. Department of Health and Human Services.

9.	Any notices required or given pursuant to this agreement shall be personally delivered or sent by certified or registered mail, return receipt requested or by a nationally recognized courier with proof of delivery, and shall be sent to the individuals executing this Agreement at the address set forth above with copies to the Legal Counsel for each party.

10.	This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. This Agreement shall be governed by the laws of the State of Wisconsin. This Agreement constitutes the entire agreement and understanding between the parties relating to its subject matter. This Agreement may not be modified or changed except by a written document executed by both parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, will be deemed to constitute one and the same document.
If you are in agreement with the terms, covenants and conditions of this Agreement please indicate your acceptance and intent to be bound thereto by executing the enclosed copy and returning it to the undersigned.

Very Truly Yours,

Extendicare Health Services, Inc.

By:	/s/ Philip W. Small

Philip W. Small, President
The undersigned, Laurie A. Bebo, President of Assisted Living Concepts, Inc. hereby accepts the terms, covenants and conditions of this Agreement on behalf of ALC this 10th day of November, 2006.

Assisted Living Concepts, Inc.

By:	/s/ Laurie A. Bebo

Laurie A. Bebo, President

EXHIBIT A TO
LETTER AGREEMENT DATED NOVEMBER 10, 2006
EXTENDICARE HEALTH SERVICES, INC.
ASSISTED LIVING CONCEPTS, INC.
REIMBURSEMENT SERVICES
COST REPORT GENERAL ASSISTANCE
1.	Prepare a work plan for cost report completion by ALC.
1.1	Provide interim deadlines for review of report.

1.2	Provide guidance for work paper format.
2.	Review and analyze chart of accounts and general ledger coding (during the year) for ease in cost report preparation.

3.	Obtain electronic cost report program for ALC’s use.

4.	Review completed cost report program for ALC’s use.

5.	Sign the methodology certification form as required by the State of Texas.
The above services are limited to an assignment of 200 hours, which is the estimated amount of time to complete the 41 Texas facilities. However, additional services can be provided. All other contracted services in excess of 200 hours will be performed on a fee for service basis at a rate of $40.00 per hour, which may include assistance with cost report audit appeals, rate appeals, position papers and Medicaid rate enhancement strategies.

Exhibit B
Business Associate Agreement
Privacy and Security of Protected Health Information
This Business Associate Agreement (“Agreement”) is made and entered into by and between Assisted Living Concepts, Inc., Covered Entity (“CE”), and Extendicare Health Services, Inc., Business Associate (“BA”), on                      and is effective as of                      (“Agreement Effective Date”).
RECITALS
A.	CE wishes to disclose certain information to BA in conjunction with services that are being provided by BA to CE, some of which may constitute Protected Health Information (“PHI”) and/or electronic Protected Health Information (“e-PHI”).

B.	CE and BA intend to protect the privacy of PHI and e-PHI disclosed to or created or received by BA pursuant to the Agreement in compliance with applicable provisions of the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (“HIPAA”) and regulations promulgated thereunder by the U.S. Department of Health and Human Services and other applicable laws.

C.	The purpose of this Agreement is to satisfy certain standards and requirements of the Privacy Rule, including, but not limited to, Title 45 Sections 164.502(e) and 164.504(e) of the Code of Federal Regulations (“CFR”), and the Security Rule, including but not limited to, Title 45 CFR Sections 164.308(b) and 164.314(a), as the same may be amended from time to time.
In consideration of the mutual promises below and the exchange of information pursuant to this Agreement, the parties agree as follows:
I. DEFINITIONS
Terms used, but not otherwise defined, in this Agreement shall have the same meaning as those terms in the Privacy Rule and the Security Rule. In the event of a conflict between the definitions in this Agreement and the definitions in the Privacy Rule and the Security Rule, the definitions in the Privacy Rule and the Security Rule shall be applied.
Protected Health Information (“PHI”) includes Electronic Protected Health Information and means any information, whether oral or recorded in any form or medium that
(1)	Relates to the past, present or future physical or mental health or condition of an individual, the provision of health care to an individual, or the past, present or future payment for the provision of health care to an individual; and,

(2)	Identifies the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual; and,

(3)	Is limited to the information created or received by BA from or on behalf of CE.
Electronic Protected Health Information (“e-PHI”) is a subset of Protected Health Information and means PHI that is transmitted by or maintained in any electronic media.
Disclose means the release, transfer, provision of access to, or divulging in any other manner of PHI to parties outside the BA’s organization.
Use means the sharing, employment, application, utilization, examination, or analysis of PHI within the BA’s organization.

Secretary means the Secretary of Health and Human Services or any other officer or employee of HHS to whom the authority involved has been delegated.
Data aggregation means, with respect to PHI created or received by an BA in its capacity as a Business Associate of a CE, the combining of such PHI by the BA with the PHI received by the BA in its capacity as a Business Associate of another covered entity, to permit data analyses that relate to the health care operations of the respective covered entities.
Individual means the person who is the subject of PHI and shall include a person who qualifies as a personal representative in accordance with 45 CFR 164.502(g).
Privacy Rule means the Standards for Privacy of Individually Identifiable Health Information at 45 CFR part 160 and part 164, subparts A and E.
Required By Law means a mandate contained in law that compels a covered entity to make a use or disclosure of PHI and that is enforceable in a court of law.
Security Rule means the Security Standards for the Protection of Electronic Protected Health Information at 45 CFR part 160 and part 164, subparts A and C.
Availability means that data or information is accessible and useable upon demand by an authorized person.
Confidentiality means that data or information is not made available or disclosed to unauthorized persons or processes.
Integrity means that data or information have not been altered or destroyed in an unauthorized manner.
Security Incident means the attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations in an information system.
II. OBLIGATIONS AND ACTIVITIES OF BUSINESS ASSOCIATE
1.	Nondisclosure. BA shall not use or disclose CE’s PHI otherwise than as permitted or required by this Agreement or as Required By Law.
2.	Minimum Necessary. BA shall use or further disclose PHI only in the minimum amount and to the minimum number of individuals necessary to achieve the purpose of the services being rendered to or on behalf of CE.
3.	Safeguards. BA shall use appropriate safeguards to prevent use or disclosure of CE’s PHI otherwise than as provided for by this Agreement.
4.	Reporting of Unauthorized Disclosures. BA shall report to CE any use or disclosure of CE’s PHI not provided for by this Agreement of which BA becomes aware.
5.	Mitigation. BA shall mitigate, to the extent practicable, any harmful effect that is known to BA of a use or disclosure of PHI by BA in violation of the requirements of this Agreement.
6.	BA’s Agents. BA shall ensure that any agents, including subcontractors, to whom it provides PHI received from, or created or received by BA on behalf of, CE agree to the same restrictions and conditions that apply to BA through this Agreement with respect to such PHI.
7.	Access to PHI. BA shall provide access, at the request of CE, and in the time and manner designated by CE, to PHI to CE or, as directed by CE, to an Individual in order to meet the requirements under 45 CFR 164.524. This provision applies only to PHI received or created by BA pursuant to this Agreement, if BA possesses such PHI.

8.	Documentation of Disclosures. BA shall document such disclosures of PHI and information related to such disclosures as would be required for CE to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 CFR 164.528.
9.	Accounting of Disclosures. BA shall provide to CE or an individual, in time and manner designated by CE, information collected in accordance with Section 8 of this Agreement, to permit CE to respond to a request by an individual for an accounting of disclosures of PHI in accordance with 45 CFR 164.528.
10.	Amendment of PHI. BA shall make any amendment(s) to PHI that the CE directs or agrees to pursuant to 45 CFR 164.526 at the request of CE or an Individual, and in the time and manner designated by CE. This provision applies only to PHI received or created by BA pursuant to this Agreement, if BA possesses such PHI.
11.	Internal Practices. BA shall make its internal practices, books and records relating to the use and disclosure of PHI received from CE, or created or received by BA on behalf of CE, available to the CE, or to the Secretary, for purposes of the Secretary determining CE’s compliance with the Privacy Rule.
12.	Security of e-PHI. If BA creates, receives, maintains or transmits e-PHI at any time during the term of this agreement, BA agrees to appropriately safeguard the e-PHI as follows:
a.	Safeguards. BA will develop, implement, maintain, and use administrative, technical, and physical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of e-PHI that BA creates, receives, maintains, or transmits on CE’s behalf as required by the Security Rule;

b.	Agents. BA will ensure that any agent, including a subcontractor, to whom it provides e-PHI agrees to implement reasonable and appropriate safeguards to protect it; and,

c.	Reporting. BA will report to CE any Security Incident, of which BA becomes aware.
13.	BA’s Insurance. BA shall procure and maintain such policies of general and professional liability insurance as are necessary to insure the parties hereto and their respective employees and agents against any and all claims arising, directly or indirectly, from breach of this Agreement. BA shall furnish evidence of such coverage to CE upon execution of this Agreement and annually thereafter (upon renewal hereof) and furthermore shall require its insurer to give CE reasonable written notice of any cancellation, non-renewal, or termination of such coverage.
III. PERMITTED USES AND DISCLOSURES BY BUSINESS ASSOCIATE
1.	Permitted Uses and Disclosures. Except as otherwise limited in this Agreement, BA may use or disclose PHI to perform functions, activities, or services for, or on behalf of CE for the provision of RUG refinement review, provided such use or disclosure would not violate the Privacy Rule if done by the CE.
2.	Use for Management and Administration. Except as otherwise limited in this Agreement, BA may use PHI for the proper management and administration of the BA or to carry out the legal responsibilities of the BA.
3.	Disclosure for Management and Administration. Except as otherwise limited in this Agreement, BA may disclose PHI for the proper management and administration of the BA or to carry out the legal responsibilities of the BA, provided that:
a.	Disclosures are required by law; or

b.	BA obtains reasonable assurances from the person to whom the information is disclosed that it will remain confidential and will be used or further disclosed only as required by law or for the purpose for which it was disclosed to the person, and

c.	The person notifies the BA of any instances of which it is aware in which the confidentiality of the information has been breached.
4.	Data Aggregation. Except as otherwise limited in this Agreement, BA may use PHI to provide Data Aggregation services to CE relating to the health care operations of the CE.
5.	Report Violations of Law. Except as otherwise limited in this Agreement, BA may use PHI to report violations of law appropriate to Federal and State authorities consistent with 45 CFR §164.502(j)(1).
IV. OBLIGATIONS OF COVERED ENTITY
1.	Notice of Privacy Practices. Upon execution of the Agreement, CE shall provide BA with the notice of privacy practices that CE produces in accordance with 45 CFR 164.520. Upon request, CE shall provide BA with a revised Notice, if any, at the time the Notice becomes effective.
2.	Changes in permission. CE shall notify BA of any changes in, or revocation of, permission by Individual to use or disclose PHI, to the extent that such changes may affect BA’s use or disclosure of PHI.
3.	Notification of Restrictions. CE shall notify BA of any restriction to the use or disclosure of PHI that CE has agreed to in accordance with 45 CFR 164.522, to the extent that such restriction may affect BA’s use or disclosure of PHI.
V. PERMISSIBLE REQUESTS BY COVERED ENTITY
1.	Requests by Covered Entity. CE shall not request BA to use or disclose PHI in any manner that would not be permissible under the Privacy Rule if done by CE.
2.	Audits, Inspection and Enforcement. From time to time upon reasonable notice, CE may inspect the facilities, systems, books and records of BA to monitor compliance with this Agreement. BA shall promptly remedy any violation of any term of this Agreement and shall certify the same to CE in writing. The fact that CE inspects, or fails to inspect, or has the right to inspect, BA’s facilities, systems and procedures does not relieve BA of its responsibility to comply with this Agreement, nor does CE’s (i) failure to detect or (ii) detection.
VI. TERM AND TERMINATION
1.	Term. The Term of this Agreement shall be effective as of the Agreement Effective Date, and shall terminate when all of the PHI provided by CE to BA, or created or received by BA on behalf of CE, is destroyed or returned to the CE, or if it is infeasible to return or destroy PHI, protections are extended to such information, in accordance the termination provisions in this Section.
2.	Termination for Cause. Upon CE’s knowledge of a material breach by BA, CE shall either:
a.	provide an opportunity for BA to cure the breach or end the violation and if BA does not cure the breach or end the violation within the time specified by CE, terminate this Agreement;

b.	immediately terminate this Agreement if BA has breached a material term of this Agreement and cure is not possible; or,

c.	report the violation to the Secretary if neither cure of the breach nor termination of this Agreement are feasible.

3.	Effect of Termination. Except as provided in paragraph (4) of this section, upon termination of this Agreement, for any reason, BA shall return or destroy all PHI received from CE, or created or received by BA on behalf of CE. This provision shall apply to PHI that is in the possession of subcontractors or agents of BA. BA shall retain no copies of the PHI.
4.	Return or Destruction of PHI Not Feasible. In the event that BA determines that returning or destroying PHI is not feasible, BA shall notify CE in writing of the conditions that make return or destruction infeasible. If return or destruction of the PHI is infeasible, BA shall extend the protections of this Agreement to such PHI and limit further uses and disclosures of such PHI to those purposes that make the return or destruction infeasible, for so long as BA maintains such PHI.
VII. MISCELLANEOUS
1.	Regulatory References. A reference in this Agreement to a section in the Privacy Rule or the Security Rule means the section as in effect or as amended, and for which compliance is required.
2.	Amendment. The Parties agree to take such action as is necessary to amend this Agreement from time to time for CE to comply with the requirements of the Privacy Rule and the Security Rule.
3.	Survival. The respective rights and obligations of BA under Section VI.3. and VI.4.of this Agreement shall survive the termination of this Agreement.
4.	Interpretation. This Agreement shall be interpreted as broadly as necessary to implement and comply with the Privacy Rule, the Security Rule and applicable state laws. The parties agree that any ambiguity in this Agreement shall be resolved in favor of a meaning that permits CE to comply with the Privacy Rule and applicable state laws.
5.	Indemnification. BA will indemnify, hold harmless and defend CE from and against any and all claims, losses, liabilities, costs and other expenses incurred as a result of, or arising directly or indirectly out of or in connection with: (i) any misrepresentation, breach of warranty or non-fulfillment of any undertaking on the part of BA under this Agreement; and (ii) any claims, demands, awards, judgments, actions and proceedings made by any person or organization arising out of or in any way connected with BA’s performance under this Agreement.
6.	Assistance in Litigation or Administrative Proceedings. BA shall make itself, and any subcontractors, employees or agents assisting BA in the performance of its obligations under this Agreement, available to CE, at no cost to CE, to testify as witnesses, or otherwise, in the event of litigation or administrative proceedings being commenced against CE, its directors, officers or employees based upon claimed violation of the Privacy Rule, except where BA or its subcontractor, employee or agent is a named adverse party.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Agreement Effective Date.

COVERED ENTITY		BUSINESS ASSOCIATE

Extendicare Health Services, Inc.		Assisted Living Concepts, Inc.

By:		By:

Print Name: Philip W. Small		Print Name: Laurie Bebo

Title:	President	Title:	President

Date:		Date: